As filed with the Securities and Exchange Commission on June 1, 2017

Registration No. 333-143909

Registration No. 333-149262

Registration No. 333-163940

Registration No. 333-175088

Registration No. 333-192337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-143909

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-149262

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-163940

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-175088

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-192337

UNDER

THE SECURITIES ACT OF 1933

FBR & Co.

(BRC Merger Sub, LLC as successor by merger to FBR & Co.)

(Exact name of registrant as specified in its charter)

Virginia	20-5164223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 North Seventeenth Street
Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)

FBR Capital Market Corporation 2007 Employee Stock Purchase Plan, amended as of April 23, 2007

FBR Capital Markets Corporation 2006 Long-Term Incentive Plan, as amended on December 12, 2007

FBR Capital Markets Corporation Partner Leveraged Stock Purchase Program

FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan

FBR & Co. 2006 Long-Term Incentive Plan, as amended and restated effective October 22, 2013

(Full title of the plans)

c/o BRC Merger Sub, LLC

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, California 91367

(818) 884-3737

(Name, Address and Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of FBR & Co., a Virginia corporation (the “Registrant”), previously filed by the Registrant or its predecessor FBR Capital Markets Corporation (the “Former Registrant”) with the United States Securities and Exchange Commission (the “SEC”):

•	Registration No. 333-143909, filed June 20, 2007, pertaining to the registration of 1,000,000 shares of common stock, par value $0.001 per share, of the Former Registrant (the “Shares”) issuable under the FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan, amended as of April 23, 2007;

•	Registration No. 333-149262, filed February 15, 2008, pertaining to the registration of 22,609,985 Shares issuable under the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan, as amended on December 12, 2007;

•	Registration No. 333-163940, filed December 22, 2009, pertaining to the registration of 1,250,000 Shares issuable under the FBR Capital Markets Corporation Partner Leveraged Stock Purchase Program;

•	Registration No. 333-175088, filed June 23, 2011, pertaining to the registration of 1,000,000 shares of common stock, par value $0.001 per share, of the Registrant (also the “Shares”) issuable under the FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan;

•	Registration No. 333-192337, filed November 14, 2013, pertaining to the registration of 1,700,000 Shares issuable under the FBR & Co. 2006 Long-Term Incentive Plan, as amended and restated effective October 22, 2013;

On June 1, 2017, pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 15, 2017, and effective as of February 17, 2017, by and among the Registrant, B. Riley Financial, Inc., a Delaware corporation, (“Parent”) and BRC Merger Sub, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), the Registrant merged with and into the Merger Sub (the “Merger”), with Merger Sub surviving the Merger.

As a result of the Merger and related transactions, the Registrant is terminating the Registration Statements and deregistering the remaining Shares registered but unsold under the Registration Statements, if any, in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from the registration any and all such Shares of the Registrant registered but unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Appendix A in the Registrant’s Schedule 14a filed with the SEC on May 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on this 1st day of June, 2017.

BRC MERGER SUB, LLC (as successor by merger to FBR & Co.)

By: B. RILEY FINANCIAL, INC., its sole member

By:	/s/ Phillip J. Ahn

Name:	Phillip J. Ahn
Title:	Chief Financial Officer and Chief Operating Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance on Rule 478 under the Securities Act of 1933.